Exhibit 99.1

Solera Holdings, Inc. Reports Second Quarter Fiscal Year 2010 Results

Second Quarter Revenue of $163.3 million, up 24.4% on a GAAP Basis and up 15.2% on a Constant Currency Basis; GAAP Diluted Net Income Attributable to Solera Holdings, Inc. Per Common Share of $0.33, up 13.5%; Adjusted Net Income per Diluted Common Share of $0.54, up 38.5%; Company Increases Fiscal 2010 Guidance; Company Announces Quarterly Cash Dividend

SAN DIEGO, Feb. 4 /PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the second quarter of fiscal year 2010.

Results for the Second Quarter Ended December 31, 2009:

GAAP Results:

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Revenue for the second quarter was $163.3 million, a 24.4% increase over the prior year second quarter revenue of $131.3 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the second quarter of fiscal year 2010 increased by approximately 15.2% over the prior year second quarter;

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GAAP net income attributable to Solera Holdings, Inc. for the second quarter was $23.3 million, an 18.5% increase over the prior year second quarter GAAP net income attributable to Solera Holdings, Inc. of $19.6 million;

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Diluted net income attributable to Solera Holdings, Inc. per common share for the second quarter was $0.33, a 13.5% increase over the prior year diluted net income attributable to Solera Holdings, Inc. per common share of $0.29.

“Our second quarter performance demonstrates steady improvement despite continued global economic uncertainty,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “The combination of our total growth, including revenue contributions from acquisitions, and our continued operating discipline, including eliminating waste in our global operations, allowed us to turn in an Adjusted EBITDA margin of 40.9% - up approximately 380 basis points over the prior year period.”

Non-GAAP Results:

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Adjusted EBITDA for the second quarter was $66.8 million, a 36.9% increase over the prior year second quarter Adjusted EBITDA of $48.8 million. After adjusting for FX Changes, Adjusted EBITDA for the second quarter of fiscal year 2010 increased by approximately 25.7% over the prior year second quarter;

•	Adjusted Net Income for the second quarter was $37.8 million, a 45.1% increase over the prior year second quarter Adjusted Net Income of $26.1 million;

•	Adjusted Net Income per diluted common share for the second quarter was $0.54, a 38.5% increase over the prior year second quarter Adjusted Net Income per diluted common share of $0.39.

Business Statistics for the Second Quarter ended December 31, 2009:

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EMEA revenue was $111.1 million for the second quarter, representing a 37.9% increase over the prior year period revenue of $80.6 million. After adjusting for FX Changes, EMEA revenue for the second quarter increased 26.0% over the respective prior year period. After excluding HPI, Ltd.’s run rate revenue from the second quarter, EMEA revenue increased 27.7% over the prior year period, and after adjusting for FX changes, increased 16.1% over the prior year period. HPI’s run rate revenue is its GAAP revenue during the three months ended March 31, 2009;

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Americas revenue was $52.2 million for the second quarter, representing a 3.0% increase over the prior year period. After adjusting for FX Changes, Americas revenue for the second quarter decreased 1.9% versus the prior year period;

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Revenue from insurance company customers was $ 62.2 million for the second quarter, representing an 11.2% increase over the prior year period. After adjusting for FX Changes, revenue from insurance company customers for the second quarter increased 2.7% over the prior year period;

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Revenue from collision repair facility customers was $57.3 million for the second quarter, representing a 17.3% increase over the prior year period. After adjusting for FX Changes, revenue from collision repair facility customers for the second quarter increased 9.0% over the prior year period;

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Revenue from independent assessors was $15.6 million for second quarter, representing a 21.0% increase over the prior year period. After adjusting for FX Changes, revenue from independent assessors for the second quarter increased 8.1% over the prior year period;

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Revenue from automotive recycling, salvage and other customers was $28.2 million for the second quarter, representing a 107.7% increase over the prior year period. After adjusting for FX Changes, revenue from automotive recycling, salvage and other customers for the second quarter increased 96.0% over the prior year period.

Updated Fiscal Year 2010 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2010 as follows:

	Previous Fiscal Year 2010 Outlook	Current Fiscal Year 2010 Outlook
Revenues	$627 million — $632 million	$629 million — $632 million
Net Income	$62 million — $71 million	$70 million — $76 million
Adjusted Net Income	$132 million — $138 million	$136 million —$141 million
Adjusted Net Income per diluted share	$1.89 — $1.97	$1.94 — $2.01
Adjusted EBITDA	$244 million — $253 million	$248 million — $255 million

The Fiscal Year 2010 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions, and an assumed 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate during the remainder of fiscal year 2010. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling versus the U.S. dollar since the beginning of fiscal year 2009:

Period	Average Euro- to-Dollar Exchange Rate	Average Pound- to-Dollar Exchange Rate
Quarter ended September 30, 2008	$1.51	$1.90
Quarter ended December 31, 2008	1.32	1.58
Quarter ended March 31, 2009	1.31	1.44
Quarter ended June 30, 2009	1.36	1.55
Quarter ended September 30, 2009	1.43	1.64
Quarter ended December 31, 2009	1.48	1.63

During second quarter of fiscal year 2010 as compared to the prior year second quarter, the U.S. dollar weakened against most major foreign currencies we use to transact our business. For example, the average U.S dollar weakened against the Euro by 12.1%, and the average U.S. dollar weakened against the Pound Sterling by 3.7%. This weakening of the U.S. dollar had a positive comparable impact on our revenues, but a negative comparable impact on our expenses for second quarter of fiscal year 2010 as compared to the prior year second quarter. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an approximately $6.4 million change to our revenues during the second quarter of fiscal year 2010.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

The Audit Committee of the Board of Directors has approved a quarterly cash dividend of $0.0625 per share of outstanding common stock and per outstanding restricted stock unit. The dividend will be payable on March 22, 2010 to stockholders and restricted stock unit holders of record at the close of business on February 22, 1010.

Earnings Conference Call:

We will host our second quarter ended December 31, 2009 earnings call today at 5:00 p.m. (Eastern Time) – February 4, 2010. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Relations section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until midnight on February 18, 2010. A live audiocast will also be accessible to the public by calling (800) 591-6923 or from outside the U.S., (617) 614-4907. When prompted, the following access code is required: 84140425. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on February 18, 2010. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 45481646.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2009 AND 2008

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Revenues	$163,318	$131,301	$314,087	$274,293

Cost of revenues :
Operating expenses	33,718	30,163	66,689	63,209
Systems development and programming costs	18,850	13,747	35,498	30,004

Total cost of revenues (excluding depreciation and amortization)	52,568	43,910	102,187	93,213

Selling, general and administrative expenses	43,463	38,212	81,799	76,872
Depreciation and amortization	22,685	19,950	44,320	41,186
Restructuring charges, asset impairments, and other costs of exit or disposal activities	1,731	283	3,460	754
Acquisition-related costs	524	257	2,138	564
Interest expense	8,610	9,028	17,374	20,095
Other (income) expense, net	150	(10,735)	564	(14,233)

	129,731	100,905	251,842	218,451

Income before income tax provision	33,587	30,396	62,245	55,842

Income tax provision	7,908	8,763	14,439	17,772

Net income	25,679	21,633	47,806	38,070

Less: Net income attributable to noncontrolling interest	2,401	1,988	4,545	4,078

Net income attributable to Solera Holdings, Inc.	$23,278	$19,645	$43,261	$33,992

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.33	$0.29	$0.62	$0.51

Diluted	$0.33	$0.29	$0.62	$0.51

Dividends per share	$0.06	$—	$0.13	$—

Weighted average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	69,469	66,523	69,380	65,456

Diluted	69,693	66,538	69,526	65,507

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results and our continuing operations. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, earnings per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (vi) other (income) expense, net and (vii) acquisition-related costs. Acquisition-related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, other charges incurred as a direct result of our acquisition efforts. As a result of our adoption of Statement of Financial Accounting Standards No. 141(R), Business Combinations, in fiscal year 2010, acquisition-related costs in the current period include legal and professional fees and other transaction costs associated with completed acquisitions, whereas in periods prior to our adoption of SFAS No. 141(R), legal and professional fees and other transaction costs associated with completed acquisitions were included in the determination of the purchase price and capitalized in the balance sheet. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended Dec 31,		Six Months Ended Dec 31,
	2009	2008	2009	2008
Reconciliation to Adjusted EBITDA:

Net income attributable to Solera Holdings, Inc.	$23,278	$19,645	$43,261	$33,992
Add: Income tax provision	7,908	8,763	14,439	17,772

Net income attributable to Solera Holdings, Inc. before income tax provision	31,186	28,408	57,700	51,764
Add: Depreciation and amortization	22,685	19,950	44,320	41,186
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	1,731	283	3,460	754
Add: Acquisition-related costs	524	257	2,138	564
Add: Interest expense	8,610	9,028	17,374	20,095
Add: Other (income) expense, net	150	(10,735)	564	(14,233)
Add: Stock-based compensation expense	1,945	1,621	3,433	3,189

Adjusted EBITDA	$66,831	$48,812	$128,989	$103,319

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding: (i) provision for income taxes, (ii) amortization of acquisition-related intangibles, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit or disposal activities, (v) other (income) expense, net and (vi) acquisition-related costs. From this figure, we then subtract an assumed provision for income taxes to arrive at Adjusted Net Income. We assume a 28% tax rate in order to approximate our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per common share, the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended Dec 31,		Six Months Ended Dec 31,
	2009	2008	2009	2008
Reconciliation to Adjusted Net Income:

Net income attributable to Solera Holdings, Inc.	$23,278	$19,645	$43,261	$33,992
Add: Income tax provision	7,908	8,763	14,439	17,772

Net income attributable to Solera Holdings, Inc. before income tax provision	31,186	28,408	57,700	51,764
Add: Amortization of acquisition-related intangibles	16,598	15,070	32,369	30,878
Add: Restructuring charges, asset impairments and other costs of exit or disposal activities	1,731	283	3,460	754
Add: Acquisition-related costs	524	257	2,138	564
Add: Other (income) expense, not including interest income	531	(9,439)	1,383	(11,728)
Add: Stock-based compensation expense	1,945	1,621	3,433	3,189

Adjusted Net Income before income tax provision	52,515	36,200	100,483	75,422
Less: Assumed provision for income taxes at 28%	(14,704)	(10,136)	(28,135)	(21,118)

Adjusted Net Income	$37,811	$26,064	$72,348	$54,303

Adjusted Net Income per share:
Basic	$0.54	$0.39	$1.04	$0.83

Diluted	$0.54	$0.39	$1.04	$0.83

Weighted average shares used in the calculation of GAAP net income attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	69,469	66,523	69,380	65,456

Diluted	69,693	66,538	69,526	65,507

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND JUNE 30, 2009

(In thousands, except per share amounts)

	December 31, 2009 (Unaudited)	June 30, 2009 (Unaudited) (1)
Assets
Current Assets:
Cash and cash equivalents	$204,452	$223,420
Short term investments	—	11,941
Accounts receivable, net	95,649	98,565
Other receivables	14,486	12,177
Other current assets	19,930	19,550
Deferred income tax assets	4,300	4,392

Total current assets	338,817	370,045

Property and equipment, net	58,346	50,784
Goodwill	735,386	651,099
Intangible assets, net	318,708	322,843
Other noncurrent assets	12,937	13,660
Noncurrent deferred income tax assets	8,447	10,178

Total assets	$1,472,641	$1,418,609

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$20,549	$30,447
Accrued expenses and other current liabilities	99,280	104,414
Income taxes payable	8,212	17,462
Deferred income tax liabilities	523	1,037
Current portion of long-term debt	6,004	5,880

Total current liabilities	134,568	159,240

Long-term debt	595,773	592,200
Other noncurrent liabilities	34,278	36,935
Noncurrent deferred income tax liabilities	58,507	53,965

Total liabilities	823,126	842,340

Redemable noncontrolling interests	97,704	92,012

Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity: Common Shares, $0.01 par value, 150,000 shares authorized; 69,823 and 69,531 issued and outstanding, as of December 31, 2009 and June 30, 2009, respectively	548,663	526,547
Accumulated deficit	(17,824)	(52,332)
Accumulated other comprehensive income	14,521	3,113

Total Solera Holdings, Inc. stockholders’ equity	545,360	477,328
Noncontrolling interests	6,451	6,929

Total stockholder’s equity	551,811	484,257

Total liabilities and stockholders’ equity	$1,472,641	$1,418,609

(1)	Derived from audited consolidated financial statements as of June 30, 2009.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE SIX MONTHS ENDED DECEMBER 31, 2009 and 2008

(In thousands)

(Unaudited)

	Six Months Ended December 31,
	2009	2008
Net cash provided by operating activities	$68,980	$57,859
Net cash used in investing activities	(84,803)	(97,876)
Net cash provided by (used in) financing activities	(11,160)	81,841
Effect of exchange rate changes	8,015	(17,877)

Net change in cash and cash equivalents	(18,968)	23,947
Cash and cash equivalents, beginning of period	223,420	149,311

Cash and cash equivalents, end of period	$204,452	$173,258

Supplemental Cash Flow Information:
Cash paid for interest	$17,395	$20,293
Cash paid for income taxes	$24,351	$16,364

Supplemental Disclosure of Non-cash Investing and Finance Activities:
Capital assets financed	$3,691	$485
Notes payable from acquisitions of businesses	$—	$17,330
Accrued contingent purchase consideration	$4,330	$—

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ in The Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European countries and Mexico, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about our expectations regarding changes in foreign currency exchange rates, our business outlook for fiscal year 2010, and statements about dividends, historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; risks associated with the uncertainty in and volatility of global economic conditions; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate HPI or AUTOonline; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our ability to pay dividends in future periods; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; any material adverse impact of current or future litigation on our results or business; and our dependence on a limited number of key personnel. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2009. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT: Kamal Hamid, Investor Relations of Solera Holdings, Inc., +1-858-946-1676, kamal.hamid@audatex.com